1 FULTON FINANCIAL CORPORATION Non-Employee Director Stock Unit Award Agreement (“Award Agreement”) [GRANT DATE] [PARTICIPANT NAME] [HOME ADDRESS] Dear [PARTICIPANT NAME]: Pursuant to the terms and conditions of the Amended and Restated 2023 Director Equity Plan (the “2023 Plan”) of Fulton Financial Corporation (“Fulton”), you are the recipient of a Restricted Stock Unit (“RSU”) award (the “Award”). The Award has the following terms and conditions as of the Date of Grant. Capitalized terms used herein but not defined shall have the meanings set forth in the 2023 Plan. Granted To: [PARTICIPANT NAME] Date of Grant: [GRANT DATE] Number of Time-Vested RSUs Granted: [TOTAL AWARDS] Awards are calculated using the 20-trading day average closing stock price of Fulton’s common stock prior to the Date of Grant. Restricted Period: Unless your Award is forfeited before the end of the Restricted Period, the Restricted Period will end one year after the Date of Grant. Death, Disability or Retirement: Your Award will vest and Shares will be delivered to you upon your death, Disability or Retirement (unless a deferral election has been made with respect to the Shares). Change in Control: In the event of a termination of Continuous Service during the 12- month period following a Change in Control, the Restricted Period will immediately expire. Right to Dividend Equivalents: Each RSU (representing one Share) may be credited with Shares equivalent to all the dividends paid with respect to the outstanding Common Stock paid by Fulton in respect of one Share. Forfeiture: Your Award is subject to forfeiture until the expiration of the Restricted Period, including all Dividend Equivalents, pursuant to the terms of the 2023 Plan.

2 Deferral: [You have not elected to defer the payment of the Shares underlying the RSUs at the end of the Restricted Period, and you will receive payment of the Shares together with the accumulated Dividend Equivalents in Common Stock at the end of the Restricted Period.] [You have elected to defer payment of the Shares underlying the RSUs at the end of the Restricted Period together with any accumulated Dividend Equivalents, and you will receive [a single issuance][three equal annual installments] of Shares and accrued Dividend Equivalents in accordance with your deferral [election on January 15 of the year following the year in which the earliest of the following events occurs: (i) your separation from service as a director of Fulton, (ii) your Retirement, (iii) your death or (iv) your Disability.][ election. Issuance will be made on January 15 of each of the next three consecutive years following the year in which the earliest of the following events occurs: (i) your separation from service as a director of Fulton, (ii) your Retirement, (iii) your death or (iv) your Disability.]] Timing of Award Payment: Unless otherwise expressly set forth herein or in the 2023 Plan, payment will be made in the form of Shares within 60 days following the end of the Restricted Period. The vesting of this Award will have tax consequences for you. We recommend that you consult your tax advisor. If you do not accept the Award within 30 days, it will be forfeited. The Award under this Award Agreement shall not be released or otherwise paid unless and until you sign this Award Agreement. Very Truly Yours, /s/ Curtis J. Myers Curtis J. Myers Chairman, Chief Executive Officer and President Fulton Financial Corporation I, [PARTICIPANT NAME], hereby acknowledge receipt of this Award made to me on the Date of Grant and agree to the terms and conditions of this Award Agreement. [REQUIRED SIGNATURE] Date Signed: [ACCEPTANCE DATE]